Exhibit 99.1

Amended Article 3.3 of the Bylaws of Heritage Oaks Bancorp.  Approved and effective as of May 22, 2013.

3.3          Election And Term Of Office Of Directors. Directors shall be elected at each annual meeting of the shareholders to hold office until the next annual meeting. Each director, including a director elected to fill a vacancy, shall hold office until the expiration of the term for which elected and until a successor has been elected and qualified. No person older than age seventy-five shall be eligible for election or re-election; provided, however, that if a director older than age seventy-five is nominated by no less than a two-thirds vote of the sitting directors of the corporation, such director will be eligible for re-election.

No reduction of the authorized number of directors shall have the effect of removing any director before that director's term of office expires.

Prior version of Article 3.3, amended as of May 22, 2013.

3.3           Election And Term Of Office Of Directors.   Directors shall be elected at each annual meeting of the shareholders to hold office until the next annual meeting.  Each director, including a director elected to fill a vacancy, shall hold office until the expiration of the term for which elected and until a successor has been elected and qualified.  No person age seventy or older shall be eligible for election or re-election as a director of the corporation; provided, however, a director who has served on the board of the corporation continuously since 2000 will be eligible for re-election so long as such director has not reached his or her seventy-fifth birthday prior to the date of such re-election.

No reduction of the authorized number of directors shall have the effect of removing any director before that director's term of office expires.